                                                                   EXHIBIT 10(d)
                             EMPLOYMENT AGREEMENT
                             --------------------

         THIS EMPLOYMENT AGREEMENT is entered into as of the 1st day of May, 1995, between CONSOLIDATED STORES CORPORATION, a Delaware corporation ("CSC"), and its wholly owned subsidiary, CONSOLIDATED STORES CORPORATION, an Ohio corporation ("Consolidated") (CSC and Consolidated are hereinafter jointly referred to as "Employer"), and C. Matthew Hunnell ("Employee").

                             W I T N E S S E T H:

         WHEREAS, CSC, Consolidated and Employee desire to enter into this Employment Agreement to insure to Employer and Employer's direct and indirect subsidiaries the services of Employee and to set forth the rights and duties of the parties thereto; and

         WHEREAS, Employer desires to expand the nature and scope of Employee's services and responsibilities in a manner that will cause Employee to develop confidential and proprietary information, strategies and practices, the disclosure or use of which by anyone for the benefit of any person or entity other than Employer would cause substantial and irreparable harm to Employer;

         WHEREAS, Employer and Employee acknowledge the need for certain restrictions upon Employee's conduct subsequent to a termination of his employment with Employer in order to protect Employer from such harm; and,

         WHEREAS, Employee desires to accept the expanded nature and scope of services and responsibilities, together with the compensation and other benefits described in this Agreement, in exchange for, among other things, the restrictions described in this Agreement which restrict Employee's conduct and employment with other persons subsequent to a termination of his employment with Employer;

         NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

         1.      EMPLOYMENT; DUTIES.
                 -------------------

                 (a) EMPLOYMENT. Employer currently employs Employee as Senior Vice President - Merchandising of each of CSC and Consolidated, with such duties as may from time to time be prescribed by the President and Chief Executive Officer of CSC and Consolidated, and Employee hereby accepts such continued employment, on the terms and conditions hereinafter set forth.

                 (b) DUTIES. During the term of this Employment Agreement, Employee shall devote his entire business time and attention to his employment and perform diligently such duties as are customarily performed by the Senior Vice President - Merchandising of a company the size and structure of CSC and its subsidiaries, together with, as of the date hereof, such other duties as may be reasonably requested from time to time by the President or Chief Executive Officer of CSC or Consolidated, which duties shall be consistent with his position as set forth above and in Paragraph 2 of this Employment Agreement. As Senior Vice President - Merchandising, Employee shall have the authority to implement the policies and decisions of the President and Chief Executive Officer and to assist the President and Chief Executive Officer in directing Employer's merchandising strategy, development and operations. So long as Employee shall serve as Senior Vice President - Merchandising, Employee shall report to the President or Chief Executive Officer of each of CSC and Consolidated.
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                 (c)      FULL TIME AND ATTENTION.  Except as expressly
permitted herein, Employee shall not, without the prior written consent of Employer, directly or indirectly during the term of this Employment Agreement, render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise. So long as it does not interfere with his full time employment hereunder, Employee may attend to outside investments and serve as a director, trustee or officer of or otherwise participate in educational, welfare, social, religious and civic organizations.

                 (d) BUSINESS DECISIONS. Employee shall have no liability to Employer for any act or omission undertaken during the term of this Employment Agreement in his good faith business judgment in furtherance of his duties as prescribed in or under this Employment Agreement.

         2.      TERM AND POSITIONS.
                 -------------------

                 (a) TERM. Subject to the provisions for termination as hereinafter provided, the term of this Employment Agreement shall begin on May 1, 1995 and shall continue thereafter until Employee's employment is terminated as provided in Paragraph 7.

                 (b) POSITIONS. Employee shall, without any compensation in addition to that which is specifically provided in this Employment Agreement, serve as an officer of Consolidated and in such substitute or further offices or positions with Employer or any subsidiary of Employer as shall from time to time be reasonably requested by the President, Chief Executive Officer, or Board of Directors of CSC. Each office and position with Employer or any subsidiary of Employer in which Employee may serve or to which he may be appointed shall be consistent in title and duties with Employee's position as Senior Vice President - Merchandising of Employer. For service as a director or officer of Consolidated or of Employer or any subsidiary of Employer, which service shall in each instance be deemed to be at the request of CSC and its Board of Directors, Employee shall be entitled to the protection of the applicable indemnification provisions of the charter and by-laws of CSC, Consolidated and any such subsidiary and Employer agrees to indemnify and hold harmless Employee from and against any claims, liabilities, damages or expenses incurred by Employee in or arising out of the status, capacities and activities as an officer or director of CSC, Consolidated and any subsidiary of either to the maximum extent permitted by law and in accordance with the terms of Exhibit A hereto. For purposes of this Employment Agreement, all references herein to subsidiaries of CSC and/or Consolidated shall be deemed to include references to subsidiaries now or hereafter existing.

         3.      COMPENSATION.
                 -------------

                 (A) SALARY. For all services he may render to CSC and Consolidated (and any subsidiary of either of them) during the term of this Employment Agreement, Employer shall pay to Employee, commencing on May 1, 1995, a salary at the rate (the "Salary Rate") of Two Hundred Fifty Thousand Dollars ($250,000.00) per annum, subject to increase by the Board of Directors of CSC, payable in those installments customarily used in payment of salaries to Employer's executives (but in no event less frequently than monthly).

                 (b) BONUS. In addition to the salary compensation as above stated, Employer shall pay to Employee bonus compensation during the term of this Employment Agreement in amounts to be determined and paid as follows:

                 (i) Retroactive to the fiscal year beginning January 29, 1995 ("fiscal year 1995") and for each subsequent fiscal year Employee completed during the term of this Employment Agreement Employee shall have the opportunity to earn fifty percent (50%) of an amount equal to the Salary Rate at the end of such fiscal year. The Compensation Committee of the Board of Directors shall determine the bonus plan for each fiscal year. The bonus plan for fiscal year 1995 is attached hereto as Exhibit B.

                (ii) Any bonus paid for a fiscal year under Paragraph 3(b)(ii) shall be paid within forty-five (45) days after Employer's independent auditor has delivered its opinion with respect to the financial statements of Employer for such fiscal year (whether or not Employee is then in the employ of Employer). Employer shall use all reasonable efforts to cause such auditor to deliver such opinion within ninety (90) days after the close of such fiscal year.

                (iii) For purposes of this Employment Agreement, the term
                      "fiscal year" shall mean with respect to any year, the period commencing on the Sunday next following the Saturday closest to January 31 in a calendar year and ending in the next following calendar year on the Saturday closest to January 31.

         4. TERMINATION IN THE EVENT OF DEATH OR LONG TERM DISABILITY. In the event of a termination of employment as a consequence of Employee's death or "long term disability" (as defined below) during the term of this Employment
Agreement:

                          (a)     Employee or his estate, as the case may be,
shall be entitled to receive a prorata portion of the bonus applicable to the fiscal year in which such death or long term disability occurs, as such bonus is determined under Paragraph 3(b) of this Employment Agreement. Such prorata portion shall be determined by multiplying a fraction, the numerator of which shall be the number of days in the applicable fiscal year elapsed prior to the date of death or long term disability, as the case may be, and the denominator of which shall be 365, by the amount of bonus that would have been payable, if any, pursuant to such Paragraph 3(b), if Employee had remained employed under this Employment Agreement for the entire applicable fiscal year. The bonus shall be paid when and as provided in Paragraph 3(b)(iii) of this Employment Agreement.

                          (b)     Except as otherwise provided in Paragraphs 5,
6 and 8 of this Employment Agreement, Employee shall be entitled to no further compensation or other benefits under this Employment Agreement, except as to that portion of any unpaid salary and other benefits accrued and earned by him hereunder up to and including the date of such death or long term disability, as the case may be.

                          (c)     For the purposes of this Employment
Agreement, Employee's "long term disability" occurrence and benefits shall be determined in the same manner as are other such occurrences and benefits under the Company's Long Term Disability Policy in effect at the date of the occurrence.

         5. STOCK OPTIONS. CSC and Employee have, on the date of Employee's employment hereunder, executed a Non-Qualified Stock Option Agreement in the form attached hereto as Exhibit C.

         6.      LIFE INSURANCE AND OTHER BENEFITS.
                 ----------------------------------
                 (a) AUTOMOBILE. During the term of this Employment Agreement, Employer shall provide Employee with a current model automobile purchased or leased by Employer, in accordance with applicable policies of Employer. Employer shall pay all maintenance and repair expenses with respect to the automobile, procure and maintain in force at Employer's expense collision, comprehensive, and liability insurance coverage with respect to the automobile, and pay operating expenses with respect to the automobile to the extent such operating expenses are incurred in the conduct of Employer's business.
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                 (b)      VACATION AND SICK LEAVE.  Employee shall be entitled
to such periods of vacation and sick leave allowance each year which shall not be less than as provided under Employer's Vacation and Sick Leave Policy for officers of the same or similar classification.

                 (c) GROUP PLANS, ETC. Employee shall be entitled to participate in any group life, hospitalization, or disability insurance plan, health program, or other employee benefit plan (other than bonus compensation or performance plans to the extent that such plans, in the case of Employee, are in lieu of the bonus plan set forth in Paragraph 3(b) above) that is generally available to officers of Employer which are of the same or similar classification. Employee's participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan, except that (with the exception of Employer's pension plan) Employer will permit Employee's participation in each such plan immediately upon the commencement of his employment hereunder without any waiting period. To the extent not provided by the foregoing, Employee shall be entitled to 100% reimbursement of his medical and dental expenses incurred during the term of this Employment Agreement.

         7.      TERMINATION AND FURTHER COMPENSATION.
                 -------------------------------------

                 (a) The employment of Employee under this Employment Agreement and the term hereof shall be controlled by this Employment Agreement, exclusively and without regard to any termination, severance, income continuation, or similar policies of Employer. Such employment may be terminated:

                   (i)    by Employer or Employee at any time upon thirty (30)
                                days notice to the other party of such
                                termination, or
                   (ii)   by Employer on death or long term disability of
                                Employee, or
                   (iii)  By Employer for cause at any time.  For purposes
                                hereof, the term "cause" shall mean:
                          (A) Employee's conviction of fraud or a felony or
                                Employee's commission of acts of embezzlement or theft in connection with his duties or in the course of his employment with CSC or Consolidated;
                          (B) Employee's willful breach of any material
                                provision of this Employment Agreement which failure has not been cured in all substantial respects within ten (10) days after Employer gives notice thereof to Employee; or
                          (C) Employee's willful, wrongful engagement in any
                                Competitive Activity (as that term is
                                hereinafter defined). Any termination of
                                Employee for "cause" shall not be effective until all the following shall have taken place:

                                (i)     The Secretary of CSC pursuant
                                        to resolution of the Board of
                                        Directors of CSC, shall have
                                        given written notice to
                                        Employee that, in the opinion
                                        of the Board of Directors,
                                        Employee may be terminated
                                        for cause, specifying the
                                        details;

                                (ii)    Employee shall have been given
                                        a reasonable opportunity to
                                        appear before the Board of
                                        Directors prior to the
                                        determination of the Board
                                        evidenced by such resolution;

                                (iii)   With respect to any matters
                                        other than Employee's
                                        conviction of fraud or a
                                        felony, Employee shall
                                        neither have ceased to engage
                                        in the activity giving rise
                                        to the proposed determination
                                        for cause within thirty (30)
                                        days after his receipt of
                                        such notice nor diligently
                                        taken all reasonable steps to
                                        that end during such thirty
                                        (30) day period and
                                        thereafter;

                                        (iv)      After complying with the
                                                  procedures set forth in
                                                  subparagraphs (i) through
                                                  (iii) above, Employee shall
                                                  have been delivered a
                                                  certified copy of a
                                                  resolution of the Board of
                                                  Directors of CSC adopted by
                                                  the affirmative vote of not
                                                  less than three-fourths (3/4)
                                                  of the entire membership of
                                                  the Board of Directors
                                                  finding that Employee was
                                                  guilty of the conduct giving
                                                  rise to the termination for
                                                  cause.

         Any termination by reason of the foregoing shall not be in limitation of any other right or remedy Employer may have under this Employment Agreement, at law, in equity or otherwise. On any termination of this Employment Agreement, Employee shall be deemed to have resigned from all offices and directorships held by Employee in Employer and any subsidiaries of Employer.

         The term "Competitive Activity" shall mean Employee's participation, without the written consent of the Board of Directors of CSC, in any aspect of any business enterprise, or portion of a business enterprise, if such enterprise, or any portion of it, engages in any business activity of Employer or any subsidiaries of Employer, and such enterprise's gross revenue derived from any such activity amounted to more than five percent (5%) of such enterprise's gross revenue for its most recently completed fiscal year, or if such enterprise's gross revenue derived from any such activity amounted to more than one percent (1%) of the gross revenue derived from the same or similar activity of Employer or any of its subsidiaries during the most recent fiscal year ended. "Competitive Activity" shall not include (i) the mere ownership of securities in any publicly traded enterprise and the exercise of rights appurtenant thereto or (ii) participation in management of any publicly traded enterprise or business operation thereof other than in connection with the competitive operation of such enterprise.

                 (b) In the event of termination for any of the reasons set forth in subparagraph (a)(iii) of this Paragraph 7, except as otherwise provided in Paragraph 8 of this Employment Agreement, Employee shall be entitled to no further compensation or other benefits under this Employment Agreement (other than as provided by law), except as to that portion of any unpaid salary and other benefits accrued and earned by him hereunder up to and including the effective date of such termination, and Employee shall not be entitled to receive any bonus determined under Paragraph 3 of this Employment Agreement or otherwise, except for and in respect of completed fiscal years for which Employee has not then been paid.

                 (c) In the event of the termination of Employee's employment by Employer pursuant to subparagraph (a)(i) above, and if Employer elects to enforce the covenants contained in Section 9 below in such event, then Employer shall pay to Employee the compensation described in 9(a)(B) below, and Employer shall provide medical and dental benefits to Employee at the same level of coverage and at the same cost to Employee as immediately prior to the termination of Employee's employment, and Employee shall be entitled to no further compensation or other benefits under this Employment Agreement (other than as provided by law), except as to that portion of any unpaid salary and other benefits accrued and earned by him hereunder up to and including the effective date of such termination, and Employee shall not be entitled to receive any bonus determined under Paragraph 3 of this Employment Agreement or otherwise, except for and in respect of completed fiscal years for which Employee has not then been paid. In the event of the termination of Employee's employment by Employer pursuant to subparagraph (a)(i) above, and if Employer elects to not enforce the covenants contained in Section 9 below in such event, then Employer shall continue, for an "Income Continuation Period" (hereinafter defined), to pay to Employee the Salary described in Paragraph 3(a) at the Salary Rate in effect as of the date of termination, and shall also provide to Employee during such Income Continuation Period medical (excluding the Executive Benefit Plan), dental, life, and long term disability benefits at the same coverage limits, premiums and costs as that maintained by Employee (excluding the Executive Benefit Plan) at the date of termination (hereinafter the Salary and benefits paid during such period shall be referred to as "Income Continuation Benefits"); said Income Continuation Period shall begin on the day after the date of the termination of Employee's employment and shall end and all Income Continuation Benefits shall cease upon the earlier occurring of (i) the 180th day following Employee's date of termination, or (ii) Employee's employment with, or commencement of providing any services for which he is paid compensation, any person other than Employer or a subsidiary of Employer. It shall be the continuing obligation of Employee to notify Employer of the occurrence of any event contemplated by subpart (ii) of this subparagraph. Also during the first thirty (30) days of the Income Continuation Period, Employee may continue to use the automobile supplied by Employer pursuant to Paragraph 6(a) of this Employment Agreement; provided, however, that all service, repairs, maintenance, and other costs incurred or needed for proper maintenance of the automobile during said thirty (30) day period shall be borne by Employee exclusively, and Employee shall promptly return the automobile, together with the original registration, maintenance records and keys, to Employer at the end of the thirty (30) day period. At the end of the Income Continuation Period, the medical, dental, life, and long-term benefits provided during the Income Continuation Period, together with medical and dental benefits maintained by Employee under the Executive Benefit Plan at the date of Employee's termination of employment, shall be made available to Employee as a COBRA selection.

                 (d) In the event of the termination of Employee's employment by Employee pursuant to subparagraph (a)(i) above, Employer shall have no obligation to pay any compensation or benefits of any kind to Employee other than salary that has accrued but not been paid up to and including the date of termination, and any bonus accrued but not paid for fiscal years that have been completed as of the date of termination.

                 (e) If there occurs any event that results in a Change in Control (as defined in subparagraph (f) below) of Employer, and at any time within one (1) year after such event, Employee gives notice to Employer (or its successor) of termination of his employment under this Employment Agreement or the employment of Employee is terminated by Employer (or its successor) for any reason whatsoever, then any such termination shall be deemed for purposes hereof to be a termination without cause by Employer pursuant to subparagraph
(a)(i) above and shall be governed by the provisions of subparagraph (c) above, except that all of the shares covered by the Exhibit C - Non-Qualified Stock Option Agreement shall be exercisable upon such Change in Control and thereafter for the term of such Stock Option or on the latest earlier date as may be necessary to permit Employee, as the holder of the shares to be acquired upon exercise of such Stock Option, to participate in such event.

                 (f) As used herein, "Change in Control" means any of the following events: (i) any person or group (as defined for purposes of Section 13(d) of the Securities Exchange Act of 1934) becomes the beneficial owner of, or has the right to acquire (by contract, option, warrant, conversion of convertible securities or otherwise), twenty percent (20%) or more of the outstanding equity securities of CSC entitled to vote for the election of directors; (ii) a majority of the Board of Directors of CSC is replaced within any period of two (2) years or less by directors not nominated and approved by a majority of the directors of CSC in office at the beginning of such period (or their successors so nominated and approved), or a majority of the Board of Directors of CSC at any date consists of persons not so nominated and approved; or (iii) the stockholders of CSC approve an agreement to merge or consolidate with another corporation or an agreement to sell or otherwise dispose of all or substantially all of Employer's assets (including without limitation, a plan of liquidation). The effective date of any such Change in Control shall be the date upon which the last event occurs or last action is taken such that the definition of such Change in Control (as set forth above) has been met.

                 (g) If there is a Change in Control of Employer and Employee's employment is terminated within one (1) year thereafter, then to the extent that all or any portion of payments to Employee together with any sums received by him upon or in connection with such Change in Control may constitute excess parachute payments within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, that are subject to excise tax, then Employee shall receive from Employer, and Employer shall pay, such amount as shall be necessary to place Employee in the same after tax position as Employee would have been in had no such tax or assessment been imposed. The determination of the amount of any such tax or assessment and of the payment required hereby shall be made by the independent accounting firm then employed by Employer within thirty (30) calendar days after such termination of employment, and such payment shall be made within five (5) calendar days after such determination has been made.

                 (h) If, after the date upon which the payment required by subparagraph (g) above has been made, it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent jurisdiction or otherwise) that the amount of excise or other similar taxes or assessments payable by Employee is greater than the amount initially so determined, then Employer shall pay Employee an amount equal to the sum of (i) such additional excise or other taxes, plus (ii) any interest, fines and penalties resulting from such underpayment, plus (iii) an amount necessary to reimburse Employee for any income, excise or other tax or assessment payable by Employee with respect to the amounts specified in (i) and (ii) above, and the reimbursement provided by this clause (iii). Payment thereof shall be made within five (5) calendar days after the date upon which such subsequent determination is made.

         8. EXPENSES. Employer shall reimburse Employee or provide him with an expense allowance during the term of this Employment Agreement for travel, entertainment and other expenses reasonably incurred by Employee in the promotion of Employer's business. Employee shall furnish such documentation with respect to reimbursement to be paid under this Paragraph 8 as Employer shall reasonably request.

         9.      COVENANTS OF EMPLOYEE.
                 ----------------------

                 (a) COVENANT AGAINST COMPETITION. Employee acknowledges that (i) the principal business of Employer is the operation of its Retail Division's " Odd Lots", "Big Lots" and "All For One", "iTZADEAL!", It's Really $1.00", "Toy Liquidator", Valu-Toy", and "Toys Unlimited" discount general merchandise consumer goods retail outlets, and other retail or wholesale enterprises, as Employer may from time to time adopt, the inventories of which are acquired in substantial part through special purchase situations such as overstocks, closeouts, liquidations, bankruptcies, wholesale distribution of overstock, distress, liquidation and other volume inventories (the "Company Business", which term shall not include the business of any general merchandise retail enterprise that infrequently may acquire inventory through such special purchase situations); (ii) Employer is one of the limited number of persons who has developed such business; (iii) the Company Business is, in part, national in scope; (iv) Employee's work for Employer will give him access to the confidential affairs of Employer; and (v) the agreements and covenants of Employee contained in this Paragraph 9 are essential to the business and goodwill of Employer. Accordingly, Employee covenants and agrees that:

                (A) During the term of Employee's employment with Employer and for a period of two (2) years (the "Restricted Period") following the termination of such employment by Employer or Employee for any reason other than a termination by Employer pursuant to 7(a)(i) above), Employee shall not in any location where Employer's retail stores are located throughout the United States of America and any foreign jurisdictions, directly or indirectly, (1) engage in the Company Business for Employee's own account (other than pursuant to this Employment Agreement), (2) render any services to any person engaged in such activities (other than Employer), or (3) engage in any Competitive Activity(as defined above), provided, however, that in the event of a Change in Control the Restricted Period shall be for a period of six (6) months.

                (B) In the event that Employer terminates Employee's employment with Employer pursuant to 7(a)(i) above, the Restricted Period, and all restrictive covenants described in this Section 9, shall apply and be in force for a period not to exceed two (2) years from the date of termination, if the Employer continues to pay Employee his salary pursuant to Paragraph 3(a), in at least monthly installments and net of all tax and other withholding obligations of Employer, at the level of salary paid to employee immediately prior to the effective date of Employee's termination and provides Employee the medical and dental benefits referred to in paragraph 7(c) for a period of two (2) years from the effective date of the termination ("Salary Payments"). Salary Payments shall be based upon salary only, and shall not include or be based upon any other form of compensation or benefit. Within thirty (30) days after the effective date of Employee's termination of his employment, Employer shall notify Employee in writing as to whether or not Employer will make Salary Payments. The Restricted Period shall continue uninterrupted for the first thirty (30) days following the effective date of Employee's termination.

                        If Employer elects not to make Salary Payments the provisions of Section 9 shall not apply to Employee after the first thirty (30) day restrictive period. If Employer elects to make Salary Payments, payment shall be made retroactively for the first thirty (30) days following the effective date of Employee's termination, unless such payment has already been made. Then Salary Payments must continue for the entire two (2) year period.In the event that Employer accidentally or erroneously makes Salary Payments to Employee, Employee must immediately return or reimburse such Salary Payments to Employer. It is the express understanding of Employer and Employee that the provisions of this subparagraph (B) shall apply only in the event of a termination of Employee's employment by Employer pursuant to 7(a)(i).

                (C) During the Restricted Period, Employee shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, all confidential matters relating to the Company Business hereafter learned by Employee, and shall not disclose them to anyone except with Employer's express written consent and except for information which (i) is at the time of receipt or thereafter becomes publicly known through no wrongful act of Employee, or (ii) is received from a third party not under an obligation to keep such information confidential and without breach of this Employment Agreement.

                (D) So long as there has not occurred a Change in Control, Employee shall not, during the Restricted Period, without Employer's prior written consent, directly or indirectly, solicit or encourage to leave the employment of Employer or any of its subsidiaries, any employee of Employer or any of its subsidiaries.

                (E) All memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by Employee or made available to Employee concerning the Company Business shall be Employer's property and shall be delivered to Employer at any time on request.

                (b) RIGHTS AND REMEDIES UPON BREACH. If Employee breaches any of the provisions of Paragraph 9(a) (the "Restrictive Covenants"), or a breach thereof is imminent, Employer shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Employer under law or in equity:

                (i) The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, including, without limitation, the right to an entry against Employee of restraining orders and injunctions (preliminary, temporary or permanent)) against violations, threatened or actual, and whether or not then continuing, of such covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Employer and that money damage will not provide adequate remedy to Employer; and

                (ii) The right and remedy to require Employee to account for and pay over to Employer all compensation, profits, monies, accruals, increments, or other benefits derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants. Employer may set off any amounts finally determined to be due it under this Paragraph 9(b) against any amounts owed to Employee.

               (c) SEVERABILITY OF COVENANTS. Employee acknowledges and agrees that the Restrictive Covenants are reasonable in geographical and temporal scope, with respect to the activities restricted and in all other respects. It if it determined that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

                (d) BLUE-PENCILLING. If it is determined that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

         10. WITHHOLDING TAXES. All payments to Employee, including the bonus compensation under this Employment Agreement, shall be subject to withholding on account of federal, state, and local taxes as required by law. Any amounts remitted by Employer to the appropriate taxing authorities as taxes withheld by Employer from Employee on income realized by Employee shall reduce the amounts payable by Employer to Employee hereunder. If any particular payment required hereunder is insufficient to provide the amount of such taxes required to be withheld, Employer may withhold such taxes from any other payment due Employee.

         11.     NO CONFLICTING AGREEMENTS.   Employee represents and warrants
that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or would prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Employment Agreement.

         12. SEVERABLE PROVISIONS. The provisions of this Employment Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction shall, nevertheless, be binding and enforceable.

         13. BINDING AGREEMENT. Each of Employer, CSC, and Consolidated shall require any successor (whether direct or indirect), by purchase, merger, consolidation, reorganization or otherwise, to all or substantially all of the business and/or assets of any of them expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that each of them would be required to perform if no such succession has taken place. This Agreement shall be binding upon and inure to the benefit of each of Employer, CSC, and Consolidated and any successor of any of them, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of any of them whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Employer" for purposes of this Agreement), but shall not otherwise be assignable or delegatable by Employer, CSC, or Consolidated.

         This Agreement shall inure to the benefit of and be enforceable by Employee and each of Employee's personal or legal representatives, executive, administrators, successor, heirs, distributees and/or legatees.

         14. NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or, if mailed, five (5) days after the date of deposit in the United States mails as follows:

         (i)  if to the Employer to:     Consolidated Stores Corporation
                                         300 Phillipi Road
                                         Columbus, Ohio 43228-1310
                                         Attention: Albert J. Bell, Esq., Senior
                                                    Vice President, General
                                                    Counsel and Secretary

            with a copy to:              Consolidated Stores Corporation
                                         300 Phillipi Road
                                         Columbus, Ohio 43228-1310
                                         Attention: William G. Kelley, Chairman
                                                    and Chief Executive Officer

         (ii) if to the Employee to:     Mr. C. Matthew Hunnell
                                         9473 Cape Wrath Drive
                                         Dublin, OH   43017

            with a copy to:              Dennis L. Pergram, Esq.
                                         69 East Wilson Bridge Road
                                         P.O. Box 6017
                                         Columbus, OH   43085-6017

         Any such person may by notice given in accordance with this Paragraph to the other parties hereto, designate another address or person for receipt by such person of notices hereunder.

         15. WAIVER. The failure of either party to enforce any provision or provisions of this Employment Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Employment Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's rights to assert all other legal remedies available to it under the circumstances.

         16. MISCELLANEOUS. This Employment Agreement supersedes all prior agreements and understandings between the parties and may not be modified or
terminated orally.   No modification, termination or attempted waiver shall be
valid unless in writing and signed by the party against whom the same is sought to be enforced. If Employee is successful in any proceeding against Employer to collect amounts due Employee under this Employment Agreement, Employer shall reimburse Employee for his court costs and reasonable attorneys' fees in connection therewith. Employer hereby agrees to pay or reimburse Employee for the reasonable fees and expenses of Employee's counsel in connection with the negotiation, execution and delivery of this Employment Agreement and all related agreements and documents.

         17. GOVERNING LAW. This Employment Agreement shall be governed by and construed according to the laws of the State of Ohio.

         18. CAPTIONS AND PARAGRAPHS HEADINGS. Captions and paragraph headings used herein are for convenience and are not a part of this Employment Agreement and shall not be used in construing it.

         19. INTERPRETATION. Where necessary or appropriate to the meaning hereof, the singular and plural shall be deemed to include each other, and the masculine, feminine and neuter shall be deemed to include each other.

         20. AMENDMENTS. None of Employer, CSC, or Consolidated shall amend, terminate, or suspend this Agreement or any provision hereof without the prior written consent of Employee.

         21. LEGAL FEES AND EXPENSES. It is the intent of Employer that Employee not be required to incur the expenses associated with the enforcement of his rights under this Agreement in the event of a Change in Control by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Employee hereunder. Accordingly, if it should appear to Employee that Employer has failed to comply with any of its obligations under this Agreement, or in the event that Employer or any other person takes any action to declare this Agreement void and/or unenforceable, or institutes any litigation designed to deny, and/or to recover from, Employee the benefits intended to be provided to Employee hereunder, Employer hereby irrevocably authorizes Employee from time to time to retain counsel of his choice at the expense of Employer to represent Employee in connection with the initiation or defense of any litigation and/or other legal action, whether by or against Employer or any director, officer, stockholder, or other person affiliated with Employer in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between Employer and such counsel, into an attorney-client relationship with such counsel, and in that connection Employer acknowledges that a confidential relationship shall exist between Employee and such counsel. Employer shall pay and be solely responsible for any and all attorneys' and related fees and expenses incurred by Employee as a result of Employer or any person contesting the validity and/or enforceability of this Agreement or any provision hereof.

         IN WITNESS WHEREOF, the parties have executed this Employment
Agreement on this   29th   day of June, 1995 and on this   28    day of June,
1995, respectively.

                                        CONSOLIDATED STORES CORPORATION,
                                        a Delaware corporation

                                        By:  /s/ William G. Kelley
                                             ---------------------
                                             William G. Kelley, Chairman
                                             and Chief Executive Officer

                                        CONSOLIDATED STORES CORPORATION,
                                        an Ohio corporation

                                        By:  /s/ William G. Kelley
                                             ---------------------
                                             William G. Kelley, Chairman
                                             and Chief Executive Officer

                                        EMPLOYEE:


                                             /s/ C. Matthew Hunnell
                                             ----------------------
                                             C. Matthew Hunnell